Exhibit (a)(1)(C)

NOTICE OF WITHDRAWAL
OF STOCK OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE
PURSUANT TO THE OFFER TO EXCHANGE DATED MAY 3, 2010

If you previously elected to participate in the offer from Orbitz Worldwide, Inc. to exchange certain outstanding stock options for new stock options by submitting an Election Form and you would like to withdraw your election, you must notify us of your withdrawal before midnight, U.S. Central Daylight Time, on May 28, 2010.

If you wish to notify us of your withdrawal, you must complete, sign, date and submit this Notice of Withdrawal so that we receive it before the expiration date. You must send this entire Notice of Withdrawal via electronic delivery, facsimile, regular mail, overnight courier or hand delivery using the following contact information:

Via Electronic Delivery:
Scan the completed and executed Election Form and email it to tenderoffer@orbitz.com.

Via Facsimile:
Orbitz Worldwide, Inc., Attn: Paul Wolfe, GVP-Human Resources, at (312) 894-4856.

Via Regular Mail, Overnight Courier or Hand Delivery:
Orbitz Worldwide, Inc.
Attn: Paul Wolfe, GVP-Human Resources
500 West Madison Street, Suite 1000
Chicago, Illinois 60661

Your withdrawal will be effective as of the date and time that we receive this Notice of Withdrawal by any of the methods described above. It is your responsibility to ensure that your withdrawal is received by us by the expiration date.

We must receive your withdrawal before midnight, U.S. Central Daylight Time, on May 28, 2010, unless the expiration date of the exchange offer is extended, in which case this Notice of Withdrawal must be received before the extended expiration date of the exchange offer.

You may confirm that your Notice of Withdrawal has been received by us by sending an email to tenderoffer@orbitz.com. We intend to confirm receipt of your Notice of Withdrawal within three business days of receipt. If you do not receive confirmation of receipt, it is your responsibility to ensure that we have properly received your Notice of Withdrawal by the expiration date of the exchange offer.

If you have questions regarding the withdrawal of your election, please call Paul Wolfe, GVP-Human Resources at (312) 894-4850 or send an email to tenderoffer@orbitz.com.

*  *  *

From: [Name]

To:   Orbitz Worldwide, Inc.

I previously received the Offer to Exchange dated May 3, 2010, as amended and restated on May 18, 2010 (the “offer”), an Election Form, the applicable form of Stock Option Award Agreement, and the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan, as amended and restated, effective June 2, 2009.

I signed and returned the Election Form, thereby electing to exchange all of those outstanding eligible stock options subject to each grant I designated in the Election Form for new stock options. I now wish to withdraw my tendered stock options from the offer. I understand that by signing this Notice of Withdrawal and delivering it pursuant to the procedure described in Part III, Section 5 of the Offer to Exchange and the instructions on the first page of this Notice of Withdrawal, I will be withdrawing my election with respect to all of the stock options subject to each grant I elected to exchange.

By withdrawing my election, I understand that I will not receive any new stock options for, and will continue to hold, all of my outstanding eligible stock options, which will continue to be governed by the terms of the applicable existing stock option award agreement(s) between Orbitz Worldwide, Inc. and me.

I understand that if I wish to change this withdrawal of my tendered stock options and once again accept the offer for any or all of tendered stock options that I have withdrawn, I must submit a new Election Form prior to the expiration date of the offer.

By signing below, I hereby elect to withdraw from the Offer to Exchange dated May 3, 2010, as amended and restated on May 18, 2010, subject to all of the terms and conditions set forth therein, and elect not to exchange any of my outstanding eligible options for new stock options.

I have completed and signed this Notice of Withdrawal exactly as my name appears on my original Election Form.

Participant Signature	Date and Time

Participant Name Printed	Orbitz Worldwide, Inc. Office Location

Daytime Telephone Number	Email Address